Exhibit 99(e)9

LETTER AGREEMENT

Managers AMG Funds

Distribution Agreement

February 27, 2006

Managers Distributors, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Peter M. Lebovitz

Re:	Distribution Agreement between Managers Distributors, Inc.

         and Managers AMG Funds, dated as of April 1, 2001

Ladies and Gentlemen:

Managers AMG Funds (the “Trust”) hereby advises you that it is creating new classes of shares of certain if its existing series, and that the Trust desires to amend the Distribution Agreement between the Trust and Managers Distributors, Inc. Accordingly, Schedule A to the Distribution Agreement is hereby amended as set forth on the following page.

Please acknowledge your agreement to amend the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust.

Sincerely,

Managers AMG Funds

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED

Managers Distributors, Inc.

By:
Name:
Title:

EXHIBIT A

Schedule A

The Distributor shall be entitled to receive, in addition to any sales charges described in the then current Prospectus(es) and Statement(s) of Additional Information of the Trust, an amount equal to the percentage specified below of the average daily value of the net assets represented by the following classes of shares of the following series of the Trust:

Series/Class	Percentage of Average Daily Value of Net Assets
Systematic Value Fund
Class A	0.25%
Class C	1.00%
Essex Small/Micro Cap Growth Fund
Class A	0.25%
Class C	1.00%
Essex Aggressive Growth Fund
Investor Class	0.25%